Exhibit 99.3
For Immediate Release
SELECTICA NAMES ROBERT J. JURKOWSKI
AS CHAIRMAN AND CHIEF EXECUTIVE OFFICER
San Jose, Calif. – August 24, 2007 – Selectica (NASDAQ: SLTC), a leading provider of enterprise contract lifecycle management and sales configuration solutions, today announced that Robert J. Jurkowski has been named Chairman of the Board and Chief Executive Officer effective immediately. Mr. Jurkowski, 50, has served as a member of Selectica’s Board of Directors since 2006.
As announced separately today, the Board of Directors has asked for and received the resignation of Stephen Bennion from the positions of Chairman of the Board and Chief Executive Officer as a remedial measure following the conclusion of the Special Committee of the Board’s investigation of the Company’s stock option granting practices. Mr. Bennion will now serve as Vice President and General Manager of Selectica’s configuration, pricing and quoting (CPQ) business unit, and Terry Nicholson will continue to lead Selectica’s contract lifecycle management (CLM) business as Vice President and General Manager of the CLM business unit.
Mr. Jurkowski has 25 years of experience in the enterprise software industry. Prior to joining Selectica, Mr. Jurkowski was CEO of Intacct Corporation, a leader in the Software-as-a-Service (SaaS) applications market with a focus on financial management and ERP solutions. As CEO from 2004 through 2007, Mr. Jurkowski created new sales and distribution channels and effectively positioned Intacct as a thought and market leader in the SaaS market. During Mr. Jurkowski’s tenure as CEO, Intacct’s subscriber base more than doubled, revenue increased over 500%, and gross margins more than tripled.
From 2002 through 2004, Mr. Jurkowski was Chief Operating Officer (COO) for Apriso Corporation, the largest Manufacturing Execution Systems (MES) software provider. As COO for Apriso, Mr. Jurkowski helped transform the company from a tactical data collection provider to a strategic solution provider for Global 1000 manufacturers, resulting in a doubling of Apriso’s software license revenue. Prior to joining Apriso, Mr. Jurkowski was COO for Silicon Energy Corp., a provider of Enterprise Energy Management (EEM) solutions for Global 2000 companies and large utilities. As COO, Mr. Jurkowski was responsible for overseeing the company’s worldwide sales, marketing, professional services, alliances, business development and product strategy functions. Earlier in his career, Mr. Jurkowski also held senior management positions

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with a number of software companies including RightWorks Corporation, Dun & Bradstreet Software, ADP, and Oracle.
Mr. Jurkowski has a Bachelor of Arts in Economics from the University of Chicago and sits on the board of the Software Industry and Information Association.
“Bob is a proven software executive with an impressive record of creating shareholder value,” said Brenda Zawatski, Chair of the Nominating Committee of Selectica’s Board of Directors. “Bob has held senior executive positions at a number of emerging software companies and has consistently generated strong sales growth and driven improvement in profitability. He excels at building effective management teams, developing new sales and distribution channels, and instilling a performance-based culture. As a board member for more than a year, Bob is intimately familiar with Selectica’s operations and is well suited to build on the momentum we generated in the June quarter and create long-term value for our shareholders.”
“I am very pleased to lead Selectica at a time of great opportunity,” said Mr. Jurkowski. “I believe we have excellent solutions for both the CLM and CPQ markets. Terry Nicholson has done an excellent job building our CLM business, and I look forward to working with him to continue building our subscriber base and further penetrating the enterprise market. Having been with Selectica for eight years, Steve Bennion has valuable operational experience and customer relationships that are essential for managing our CPQ business. We will work closely together to maximize the profitability of servicing our installed base, while continuing to pursue the OEM licensing model that is showing good potential. Going forward, I plan to focus on implementing the sales and marketing strategies that have generated revenue growth at my previous software companies, maintaining the expense reduction initiatives that have lowered our cost structure, and driving Selectica to profitability as quickly as possible.”
About Selectica, Inc.
Selectica (NasdaqGM:SLTC — News) provides its customers with software solutions that automate the complexities of enterprise contract management and sales configuration lifecycles. The company’s high-performance solutions underlie and unify critical business functions including sourcing, procurement, governance, sales and revenue recognition. Selectica has been providing innovative, enterprise-class solutions for the world’s largest companies for over 10 years and has generated substantial savings for its customers. Selectica customers represent leaders in manufacturing, technology, retail, healthcare and telecommunications, including: ABB, Ace Hardware, Bell Canada, Cisco, Covad Communications, General Electric, Fireman’s Fund Insurance Company, Hitachi, International Paper, Juniper Networks, Levi Strauss & Co.,

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Rockwell Automation, Tellabs, and 7-Eleven. Selectica is headquartered in San Jose, CA. For more information, visit the company’s Web site at www.selectica.com.

Contact:	Tony Rossi, Financial Relations Board for Selectica 213-486-6545, trossi@financialrelationsboard.com
Forward Looking Statements
The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and its customers’ expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica’s existing and new products. All forward-looking statements included in this release are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, (i) market and customer acceptance of new products of Selectica, including the on-demand contract management and sales execution products and the applications developed with business partners, (ii) the success of the ongoing restructuring of Selectica’s operations, (iii) the conclusions resulting from the independent review of the Company’s past stock option granting practices, (iv) the Company’s inability to file periodic reports in accordance with the Securities Exchange Act of 1934, (v) the inability of the Company to avoid delisting from The Nasdaq Stock Market due to non-compliance with Marketplace rules, (vi) potential regulatory inquiries and litigation relating to the review of past stock granting practices and any related restatement of the Company’s financial statements and (vii) other factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and in other reports filed by Selectica with the Securities and Exchange Commission.
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